CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 14, 1995 appearing on page 30 of Leggett & Platt, Incorporated's Annual Report on Form 10-K for the year ended December 31, 1994. We also con-sent to the incorporation by reference of our report to the Financial Statement Schedule, which appears on page 36 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such prospec-tus.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

St. Louis, Missouri
June 27, 1995